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                          [LETTERHEAD]

                                    April 16, 1999



Millburn Ridgefield Corporation
Managing Owner of
The Millburn World Resource Trust
411 West Putnam Avenue
Greenwich, Connecticut  06830

          Re: Post-Effective Amendment No.1 to the Registration Statement on Form S-1
               --------------------------------------------------------------

Dear Sir or Madam:

     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (Reg. No. 333-50209) declared effective by the Securities and Exchange Commission on May 13, 1998 and Post-Effective Amendment No. 1 thereto filed with the Commission on or about April 19, 1999 (together, the "Registration Statement") relating to Units of Beneficial Interest ("Units") of The Millburn World resource Trust (the "Trust"), a Delaware business trust.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion set forth under the caption "Federal Income Tax Aspects" in the prospectus (the "Prospectus") constituting a part of the Registration Statement and confirm that it accurately summarizes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Trust. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                              Very truly yours,


                              SIDLEY & AUSTIN